Exhibit 99.2

McDonald’s Corporation

Supplemental Information

Quarter and Nine Months Ended September 30, 2010

SUPPLEMENTAL INFORMATION

The purpose of this exhibit is to provide additional information related to the results of McDonald’s Corporation for the third quarter and nine months ended September 30, 2010. This exhibit should be read in conjunction with Exhibit 99.1.

Impact of Foreign Currency Translation

While changes in foreign currency exchange rates affect reported results, McDonald’s mitigates exposures, where practical, by financing in local currencies, hedging certain foreign-denominated cash flows, and purchasing goods and services in local currencies. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases certain incentive compensation plans on these results because they believe this better represents the Company’s underlying business trends. Results excluding the effect of foreign currency translation (also referred to as constant currency) are calculated by translating current year results at prior year average exchange rates.

IMPACT OF FOREIGN CURRENCY TRANSLATION

Dollars in millions, except per share data

			Currency Translation Benefit / (Cost)

Quarters ended September 30,	2010	2009	2010
Revenues	$6,304.9	$6,046.7	$(101.5)
Company-operated margins	892.6	793.8	(11.4)
Franchised margins	1,713.9	1,614.5	(41.1)
Selling, general & administrative expenses	556.3	549.6	7.6
Operating income	2,096.5	1,932.8	(43.6)
Net income	1,388.4	1,261.0	(30.5)
Earnings per share – diluted	1.29	1.15	(0.03)

			Currency Translation Benefit / (Cost)

Nine months ended September 30,	2010	2009	2010
Revenues	$17,860.5	$16,771.3	$254.2
Company-operated margins	2,383.4	2,048.9	40.8
Franchised margins	4,779.4	4,389.5	14.3
Selling, general & administrative expenses	1,667.5	1,578.4	(17.3)
Operating income	5,615.9	5,014.7	42.4
Net income	3,704.0	3,334.2	26.6
Earnings per share – diluted	3.42	3.00	0.03

Foreign currency translation had a negative impact on consolidated operating results for the quarter due to the weaker Euro and British Pound, partly offset by the stronger Australian Dollar and Canadian Dollar. Foreign currency translation had a positive impact on consolidated operating results for the nine months driven by the stronger Australian Dollar and Canadian Dollar, partly offset by the weaker Euro.

Net Income and Diluted Earnings per Share

For the third quarter and nine months ended September 30, 2010, net income was $1,388.4 million and $3,704.0 million, respectively, and diluted earnings per share were $1.29 and $3.42, respectively. Results for the nine months included after tax impairment charges of $36.8 million, or $0.03 per share, related to restaurant closings in Japan in conjunction with the first quarter strategic review of the market’s restaurant portfolio. Foreign currency translation had a negative impact of $0.03 per share on diluted earnings per share for the quarter and a positive impact of $0.03 per share for the nine months.

For the third quarter and nine months ended September 30, 2009, net income was $1,261.0 million and $3,334.2 million, respectively, and diluted earnings per share were $1.15 and $3.00, respectively. Results benefited from an after tax gain of $58.8 million, or $0.05 per share, for the nine months due to the sale of the Company’s minority interest in Redbox Automated Retail, LLC (Redbox).

During the third quarter 2010, the Company repurchased 11.1 million shares of its stock for $797.0 million, bringing the total repurchases for 2010 to 31.9 million shares or $2.2 billion. During the third quarter 2010, the Company paid a quarterly dividend of $0.55 per share or $583.5 million, bringing the total dividends paid for 2010 to nearly $1.8 billion. The Company also declared a fourth quarter 2010 dividend of $0.61 per share, reflecting an increase of 11%. The Company expects total cash returned to shareholders to be approximately $5 billion for 2010.

Revenues

Revenues consist of sales by Company-operated restaurants and fees from restaurants operated by franchisees. Revenues from conventional franchised restaurants include rent and royalties based on a percent of sales along with minimum rent payments and initial fees. Revenues from franchised restaurants that are licensed to affiliates and developmental licensees include a royalty based on a percent of sales and generally include initial fees.

REVENUES

Dollars in millions

Quarters ended September 30,	2010	2009	% Inc / (Dec)	% Inc / (Dec) Excluding Currency Translation
Company-operated sales
U.S.	$1,100.8	$1,093.2	1	1
Europe	1,806.6	1,833.9	(1)	4
APMEA*	1,134.7	964.0	18	13
Other Countries & Corporate**	204.5	202.5	1	(4)
Total	$4,246.6	$4,093.6	4	5

Franchised revenues
U.S.	$1,020.1	$956.5	7	7
Europe	692.7	707.8	(2)	7
APMEA*	198.6	161.9	23	15
Other Countries & Corporate**	146.9	126.9	16	16
Total	$2,058.3	$1,953.1	5	8

Total revenues
U.S.	$2,120.9	$2,049.7	3	3
Europe	2,499.3	2,541.7	(2)	5
APMEA*	1,333.3	1,125.9	18	13
Other Countries & Corporate**	351.4	329.4	7	3
Total	$6,304.9	$6,046.7	4	6

Nine months ended September 30,	2010	2009	% Inc / (Dec)	% Inc / (Dec) Excluding Currency Translation
Company-operated sales
U.S.	$3,173.1	$3,252.2	(2)	(2)
Europe	5,126.9	4,899.2	5	5
APMEA*	3,186.4	2,740.9	16	9
Other Countries & Corporate**	576.7	536.2	8	(4)
Total	12,063.1	$11,428.5	6	3

Franchised revenues
U.S.	$2,901.4	$2,718.1	7	7
Europe	1,943.9	1,854.7	5	8
APMEA*	549.4	442.0	24	11
Other Countries & Corporate**	402.7	328.0	23	17
Total	$5,797.4	$5,342.8	9	8

Total revenues
U.S.	$6,074.5	$5,970.3	2	2
Europe	7,070.8	6,753.9	5	6
APMEA*	3,735.8	3,182.9	17	9
Other Countries & Corporate**	979.4	864.2	13	4
Total	$17,860.5	$16,771.3	6	5

*	APMEA represents Asia/Pacific, Middle East and Africa

**	Other Countries & Corporate represents operations in Canada and Latin America, as well as Corporate activities

•

Consolidated: Revenues increased 4% (6% in constant currencies) for the quarter and 6% (5% in constant currencies) for the nine months. The constant currency growth was driven by positive comparable sales. The impact of refranchising on consolidated revenues is lessening because the number of Company-operated restaurants sold to franchisees has declined compared with the prior year, in line with our overall strategy. Franchised restaurants represent 81% of Systemwide restaurants at September 30, 2010, compared with 80% at September 30, 2009.

•

U.S.: Revenues increased for the quarter and nine months primarily due to positive comparable sales, partly offset by the impact of refranchising activity. Comparable sales were driven by the promotion of McCafé Frappés and Smoothies, value-based beverages, as well as classic core menu favorites and the everyday affordability of the Dollar Menu.

•

Europe: The constant currency increase in revenues for the quarter and nine months was primarily driven by comparable sales increases in the U.K., France, Russia (which is entirely Company-operated) and Germany, as well as expansion in Russia. These increases were partly offset by the impact of refranchising activity, primarily in the U.K.

•

APMEA: The constant currency increase in revenues for the quarter and nine months was primarily driven by comparable sales increases in China, Australia and most other markets, as well as expansion in China.

Comparable sales are a key performance indicator used within the retail industry and are reviewed by management to assess business trends. Increases or decreases in comparable sales represent the percent change in constant currency sales from the same period in the prior year for all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months, including those temporarily closed.

COMPARABLE SALES

	% Increase
	Months Ended September 30, *		Quarters Ended September 30,		Nine Months Ended September 30,**
	2010	2009	2010	2009	2010	2009
U.S.	5.7	3.2	5.3	2.5	3.5	3.5
Europe	4.9	6.9	4.1	5.8	4.8	5.4
APMEA	6.2	5.3	8.1	2.2	6.2	4.0
Other Countries & Corporate	11.6	8.1	11.3	6.1	11.1	5.1
Total	6.1	5.1	6.0	3.8	5.1	4.3

*	The number of weekdays and weekend days can impact reported comparable sales. The calendar shift/trading day adjustment varied by area of the world, ranging from 0.1% to 0.3% in September 2010. In addition, the timing of holidays can impact comparable sales.

**	On a consolidated basis, comparable guest counts (the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months, including those temporarily closed) increased 4.8% and 1.3% for the nine months ended September 30, 2010 and 2009, respectively.

The following tables present Systemwide sales growth rates and franchised sales. Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.

SYSTEMWIDE SALES

	Month Ended September 30, 2010		Quarter Ended September 30, 2010		Nine Months Ended September 30, 2010
	% Inc / (Dec)	% Inc Excluding Currency Translation	% Inc / (Dec)	% Inc Excluding Currency Translation	% Inc	% Inc Excluding Currency Translation
U.S.	6	6	6	6	4	4
Europe	(1)	7	(2)	6	5	7
APMEA	13	6	16	9	16	8
Other Countries & Corporate	11	13	10	13	15	13
Total	6	7	6	7	7	6

FRANCHISED SALES

Dollars in millions

Quarters ended September 30,	2010	2009	% Inc / (Dec)	% Inc Excluding Currency Translation
U.S.	$7,415.8	$6,948.8	7	7
Europe	3,960.4	4,027.7	(2)	7
APMEA	2,958.1	2,578.4	15	7
Other Countries & Corporate	1,725.0	1,558.5	11	15
Total*	$16,059.3	$15,113.4	6	8

Nine months ended September 30,	2010	2009	% Inc	% Inc Excluding Currency Translation
U.S.	$21,057.9	$20,011.3	5	5
Europe	11,105.8	10,608.6	5	8
APMEA	8,312.9	7,159.4	16	7
Other Countries & Corporate	4,734.4	4,088.5	16	15
Total*	$45,211.0	$41,867.8	8	7

*	For the quarters, sales from developmental licensee restaurants or foreign affiliated markets where the Company earns a royalty based on a percent of sales were $3,368.0 million and $3,046.6 million in 2010 and 2009, respectively, and for the nine months, were $9,379.7 million and $8,527.3 million in 2010 and 2009, respectively. The remaining balance of franchised sales is derived from conventional franchised restaurants where the Company earns rent and royalties based primarily on a percent of sales.

Restaurant Margins

FRANCHISED AND COMPANY-OPERATED RESTAURANT MARGINS

Dollars in millions

	Percent		Amount			% Inc Excluding Currency Translation
Quarters ended September 30,	2010	2009	2010	2009	% Inc / (Dec)
Franchised
U.S.	84.1	83.4	$858.0	$797.4	8	8
Europe	79.5	79.5	550.4	562.6	(2)	7
APMEA	89.8	89.5	178.3	144.9	23	15
Other Countries & Corporate	86.5	86.4	127.2	109.6	16	17
Total	83.3	82.7	$1,713.9	$1,614.5	6	9
Company-operated
U.S.	22.0	19.3	$242.0	$211.3	15	15
Europe	22.0	20.4	397.3	374.7	6	12
APMEA	18.9	18.0	214.0	173.5	23	18
Other Countries & Corporate	19.2	16.9	39.3	34.3	15	8
Total	21.0	19.4	$892.6	$793.8	12	14

	Percent		Amount			% Inc Excluding Currency Translation
Nine months ended September 30,	2010	2009	2010	2009	% Inc
Franchised
U.S.	83.5	83.1	$2,422.7	$2,259.3	7	7
Europe	78.2	78.3	1,520.2	1,451.7	5	8
APMEA	89.2	89.7	490.1	396.6	24	10
Other Countries & Corporate	86.0	86.0	346.4	281.9	23	18
Total	82.4	82.2	$4,779.4	$4,389.5	9	9
Company-operated
U.S.	21.6	19.1	$684.6	$620.9	10	10
Europe	19.9	18.2	1,021.3	889.7	15	16
APMEA	18.0	16.7	574.3	457.6	26	17
Other Countries & Corporate	17.9	15.1	103.2	80.7	28	14
Total	19.8	17.9	$2,383.4	$2,048.9	16	14

•

Franchised: Franchised margin dollars increased $99.4 million or 6% (9% in constant currencies) for the quarter and $389.9 million or 9% (9% in constant currencies) for the nine months. Positive comparable sales were the primary driver of the constant currency growth in franchised margin dollars and percent.

•	U.S.: The franchised margin percent increased for the quarter and nine months primarily due to positive comparable sales.

•

Europe: The franchised margin percent remained relatively flat for the quarter and nine months as positive comparable sales were offset primarily by higher occupancy expenses, the cost of strategic brand and sales building initiatives, and refranchising activity.

•	APMEA: The franchised margin percent declined for the nine months primarily driven by foreign currency translation, mostly due to the stronger Australian dollar.

•

Company-operated: Company-operated margin dollars increased $98.8 million or 12% (14% in constant currencies) for the quarter and $334.5 million or 16% (14% in constant currencies) for the nine months. Positive comparable sales and lower commodity costs were the primary drivers of the constant currency growth in Company-operated margin dollars and percent.

•

U.S.: The Company-operated margin percent increased for the quarter and nine months primarily due to lower commodity costs as well as positive comparable sales, partly offset by higher labor costs, particularly in the third quarter.

•

Europe: The Company-operated margin percent increased for the quarter and nine months primarily due to positive comparable sales. Also contributing were slightly lower commodity costs, offset by higher labor costs.

•

APMEA: The Company-operated margin percent increased for the quarter and nine months primarily due to positive comparable sales, partly offset by higher labor and other costs. The nine months also benefitted from lower commodity costs.

The following table presents Company-operated restaurant margin components as a percent of sales.

CONSOLIDATED COMPANY-OPERATED RESTAURANT EXPENSES AND MARGINS AS A PERCENT OF SALES

	Quarters Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Food & paper	32.4	33.1	32.6	33.8
Payroll & employee benefits	24.8	25.1	25.3	25.6
Occupancy & other operating expenses	21.8	22.4	22.3	22.7
Total expenses	79.0	80.6	80.2	82.1
Company-operated margins	21.0	19.4	19.8	17.9

Selling, General & Administrative Expenses

•

Selling, general & administrative expenses increased 1% (3% in constant currencies) for the quarter and increased 6% (5% in constant currencies) for the nine months. Expenses in 2010 included costs related to the Vancouver Winter Olympics in February and the Company’s biennial Worldwide Owner/Operator Convention in April. Selling, general & administrative expenses as a percent of revenues decreased to 9.3% for the nine months 2010 compared with 9.4% for 2009, and as a percent of Systemwide sales, decreased to 2.9% for 2010 compared with 3.0% for 2009.

Impairment and Other Charges (Credits), Net

•

In the first quarter, McDonald’s Japan (a 50%-owned affiliate) announced plans to close approximately 430 restaurants by mid-2011 in conjunction with the strategic review of the market’s restaurant portfolio. These actions are designed to enhance the brand image, overall profitability and returns of the market. For the nine months 2010, the Company recorded after tax impairment charges of $36.8 million related to its share of restaurant closing costs in Japan.

Other Operating (Income) Expense, Net

OTHER OPERATING (INCOME) EXPENSE, NET

Dollars in millions

	Quarters Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Gains on sales of restaurant businesses	$(22.5)	$(32.5)	$(61.1)	$(78.6)
Equity in earnings of unconsolidated affiliates	(49.6)	(54.9)	(131.3)	(118.2)
Asset dispositions and other expense	22.2	14.8	30.6	41.2
Total	$(49.9)	$(72.6)	$(161.8)	$(155.6)

•	Gains on sales of restaurant businesses for the quarter and nine months reflected less than half the number of sites refranchised in 2010 compared with 2009.

•

Equity in earnings of unconsolidated affiliates for the nine months reflected improved operating performance in Japan, partly offset by a reduction in the number of unconsolidated affiliate restaurants worldwide. Impairment charges relating to Japan are recorded separately in Impairment and Other Charges (Credits), Net.

Operating Income

OPERATING INCOME

Dollars in millions

Quarters ended September 30,	2010	2009	% Inc	% Inc Excluding Currency Translation
U.S.	$930.3	$865.6	7	7
Europe	796.7	770.9	3	12
APMEA	341.1	279.2	22	15
Other Countries & Corporate	28.4	17.1	66	69
Total	$2,096.5	$1,932.8	8	11

Nine months ended September 30,	2010	2009	% Inc	% Inc Excluding Currency Translation
U.S.	$2,634.8	$2,426.0	9	9
Europe	2,071.3	1,879.7	10	13
APMEA	886.7	723.4	23	11
Other Countries & Corporate	23.1	(14.4)	n/m	n/m
Total	$5,615.9	$5,014.7	12	11

n/m	Not meaningful

•	U.S.: Operating results increased for the quarter and nine months primarily due to higher restaurant margin dollars.

•	Europe: Constant currency operating results for the quarter and nine months reflected stronger operating performance in the U.K., Russia, France and Germany.

•

APMEA: Constant currency operating results for the quarter and nine months were driven primarily by stronger results in Australia, China and most other markets. For the nine months, the company’s share of impairment charges related to restaurant closings in Japan negatively impacted the growth rate by 5%.

Combined Operating Margin: Combined operating margin is defined as operating income as a percent of total revenues. Combined operating margin for the nine months 2010 and 2009 was 31.4% and 29.9%, respectively.

Interest Expense

•	Interest expense for the quarter and nine months decreased primarily due to lower average interest rates.

Nonoperating (Income) Expense, Net

NONOPERATING (INCOME) EXPENSE, NET

Dollars in millions

	Quarters Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Interest income	$(5.6)	$(4.4)	$(13.8)	$(14.7)
Translation and hedging activity	1.8	(6.8)	6.4	(31.9)
Other expense	11.0	5.2	22.7	12.2
Total	$7.2	$(6.0)	$15.3	$(34.4)

•	Translation and hedging activity for 2009 included gains on the hedging of certain foreign-denominated cash flows.

Gain on Sale of Investment

•

In 2009, the Company sold its minority ownership interest in Redbox to Coinstar, Inc., the majority owner, and recognized a nonoperating pretax gain of $0.6 million in the third quarter 2009 and $94.9 million for the nine months.

Income Taxes

•	The effective income tax rate was 29.7% for the nine months 2010 compared with 30.3% for the nine months 2009 and 29.7% for third quarter 2010 compared with 30.8% for third quarter 2009.

•

The Company has received notices of proposed adjustment from the IRS primarily related to certain foreign tax credit and transfer pricing matters that could result in an additional tax liability of about $600 million, excluding interest and potential penalties. Management believes the adjustments are not justified, and intends to pursue all available remedies.

Outlook

While the Company does not provide specific guidance on earnings per share, the following information is provided to assist in forecasting the Company’s future results.

•

Changes in Systemwide sales are driven by comparable sales and net restaurant unit expansion. The Company expects net restaurant additions to add nearly 1.5 percentage points to 2010 Systemwide sales growth (in constant currencies), most of which will be due to the 609 net traditional restaurants added in 2009.

•

The Company does not generally provide specific guidance on changes in comparable sales. However, as a perspective, assuming no change in cost structure, a 1 percentage point increase in comparable sales for either the U.S. or Europe would increase annual diluted earnings per share by about 3 cents.

•

With about 75% of McDonald’s grocery bill comprised of 10 different commodities, a basket of goods approach is the most comprehensive way to look at the Company’s commodity costs. For the full year 2010, the total basket of goods cost is expected to decrease 3-4% in the U.S. and to decrease 2-3% in Europe, reflecting favorable comparisons in the first nine months of this year.

•	The Company expects full-year 2010 selling, general & administrative expenses to increase by about 3%, in constant currencies, compared with 2009.

•	Based on current interest and foreign currency exchange rates, the Company expects interest expense for the full year 2010 to decrease approximately 4% compared with 2009.

•

A significant part of the Company’s operating income is generated outside the U.S., and about 40% of its total debt is denominated in foreign currencies. Accordingly, earnings are affected by changes in foreign currency exchange rates, particularly the Euro, British Pound, Australian Dollar and Canadian Dollar. Collectively, these currencies represent approximately 70% of the Company’s operating income outside the U.S. If all four of these currencies moved by 10% in the same direction compared with 2009, the Company’s annual diluted earnings per share would change by about 17 to 19 cents. At current foreign currency rates, the Company expects foreign currency translation to have minimal impact on full year diluted earnings per share.

•

The Company expects the effective income tax rate for the full-year 2010 to be approximately 29% to 31%. Some volatility may be experienced between the quarters resulting in a quarterly tax rate that is outside the annual range.

•

The Company expects capital expenditures for 2010 to be approximately $2.3 billion. About half of this amount will be reinvested in existing restaurants, including the reimaging of approximately 1,800 locations worldwide. The rest will primarily be used to open new restaurants. The Company expects to open 1,000 restaurants including about 350 restaurants in affiliated and developmental licensed markets, such as Japan and Latin America, where the Company does not fund any capital expenditures. The Company expects net additions of about 275 restaurants, which reflects the strategic closing of restaurants by McDonald’s Japan.

Restaurant Information

SYSTEMWIDE RESTAURANTS

At September 30,	2010	2009	Inc / (Dec)
U.S.*	13,994	13,953	41

Europe
Germany*	1,376	1,347	29
United Kingdom	1,192	1,192	0
France	1,178	1,142	36
Spain	409	401	8
Italy	399	380	19
Russia	255	229	26
Other	2,059	2,012	47
Total Europe	6,868	6,703	165

APMEA
Japan*	3,387	3,748	(361)
China	1,217	1,112	105
Australia	814	788	26
Taiwan	344	346	(2)
Other	2,570	2,432	138
Total APMEA	8,332	8,426	(94)

Other Countries & Corporate
Canada*	1,431	1,420	11
Brazil	590	566	24
Mexico	388	380	8
Other	858	830	28
Total Other Countries & Corporate	3,267	3,196	71

Systemwide restaurants	32,461	32,278	183

Countries	117	118	(1)

*	Reflected the following satellites: At September 30, 2010 – U.S. 1,118, Germany 173, Japan 1,063, Canada 457; At September 30, 2009 – U.S. 1,155, Germany 172, Japan 1,281, Canada 453.

SYSTEMWIDE RESTAURANTS BY TYPE

At September 30,	2010	2009	Inc / (Dec)
U.S.
Conventional franchised	12,444	12,324	120
Company-operated	1,550	1,629	(79)
Total U.S.	13,994	13,953	41

Europe
Conventional franchised	4,717	4,546	171
Developmental licensed	175	124	51
Affiliated	—	23	(23)
Total Franchised	4,892	4,693	199
Company-operated	1,976	2,010	(34)
Total Europe	6,868	6,703	165

APMEA
Conventional franchised	837	801	36
Developmental licensed	1,413	1,240	173
Affiliated	3,648	4,058	(410)
Total Franchised	5,898	6,099	(201)
Company-operated	2,434	2,327	107
Total APMEA	8,332	8,426	(94)

Other Countries & Corporate
Conventional franchised	1,181	1,128	53
Developmental licensed	1,789	1,731	58
Total Franchised	2,970	2,859	111
Company-operated	297	337	(40)
Total Other Countries & Corporate	3,267	3,196	71

Systemwide
Conventional franchised	19,179	18,799	380
Developmental licensed	3,377	3,095	282
Affiliated	3,648	4,081	(433)
Total Franchised	26,204	25,975	229
Company-operated	6,257	6,303	(46)
Total Systemwide	32,461	32,278	183

Risk Factors and Cautionary Statement Regarding Forward-Looking Statements

The information in this report includes forward-looking statements about our plans and future performance, including those under Outlook. These statements use such words as “may,” “will,” “expect,” “believe” and “plan.” They reflect our expectations and speak only as of the date of this report. We do not undertake to update them. Our expectations (or the underlying assumptions) may change or not be realized, and you should not rely unduly on forward-looking statements.

Our business and execution of our strategic plan, the Plan to Win, are subject to risks. The most important of these is our ability to remain relevant to our customers and a brand they trust. Meeting customer expectations is complicated by the risks inherent in our operating environment. The informal eating out (IEO) segment of the restaurant industry, although largely mature in our major markets, is highly fragmented and competitive. The current economic environment has caused the IEO segment to contract in many markets, including some of our major markets, and this may continue. The current environment has also increased consumer focus on value, heightening pricing pressures across the industry, which could affect our ability to continue to grow sales despite the strength of our Brand and value proposition. We have the added challenge of the cultural, economic and regulatory differences that exist among the more than 100 countries where we operate. Our operations, plans and results are also affected by regulatory and similar initiatives around the world, as well as by the focus on nutritional content and the production, processing and preparation of food “from field to front counter.”

The risks we face can have an impact both in the near- and long-term and are reflected in the following considerations and factors that we believe are most likely to affect our performance.

Our ability to remain a relevant and trusted brand and to increase sales depends largely on how well we execute the Plan to Win.

The Plan to Win addresses the key drivers of our business and results—people, products, place, price and promotion. The quality of our execution depends mainly on the following:

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Our ability to anticipate and respond effectively to trends or other factors that affect the IEO segment and our competitive position in the diverse markets we serve, such as spending patterns, demographic changes, trends in food preparation, consumer preferences and publicity about us, all of which can drive popular perceptions of our business or affect the willingness of other companies to enter into site, supply or other arrangements or alliances with us;

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Our ability to drive restaurant improvements and to motivate our restaurant personnel to achieve sustained high service levels so as to improve consumer perceptions of our ability to meet expectations for quality food served in clean and friendly environments;

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Whether our restaurant remodeling and rebuilding efforts, which remain a priority notwithstanding the current challenging economic and operating environment, are targeted at the elements of the restaurant experience that will best accomplish our goals to enhance the relevance of our Brand and achieve an efficient allocation of our capital resources;

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The risks associated with our franchise business model, including whether our franchisees and developmental licensees will have the experience and financial resources to be effective operators and remain aligned with us on operating, promotional and capital-intensive initiatives and the potential impact on us if they experience food safety or other operational problems or project a brand image inconsistent with our values, particularly if our contractual and other rights and remedies are limited by local law or otherwise, costly to exercise or subject to litigation;

•

The success of our initiatives to support menu choice, physical activity and nutritional awareness and to address these and other matters of social responsibility in a way that communicates our values effectively and inspires trust and confidence;

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Our ability to respond effectively to adverse perceptions about the quick-service category of the IEO segment or about our products, promotions and premiums, such as Happy Meals (collectively, our products), or the reliability of our supply chain and the safety of our products, and our ability to manage the potential impact on McDonald’s of food-borne illnesses or product safety issues;

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The success of our plans to improve existing menu items and to roll out new menu items, as well as the impact of our competitors’ actions, including in response to our menu changes and product introductions, and our ability to continue robust menu development and manage the complexity of our restaurant operations;

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Our ability to differentiate the McDonald’s experience in a way that balances consumer value with margin expansion, particularly in markets where pricing or cost pressures are significant or have been exacerbated by the current challenging economic and operating environment;

•	The impact of pricing, marketing and promotional plans on sales and margins and our ability to adjust these plans to respond quickly to changing economic conditions;

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The impact of events such as boycotts or protests, labor strikes and supply chain interruptions (including due to lack of supply or price increases) that can adversely affect us directly or adversely affect the vendors, franchisees and others that are also part of the McDonald’s System and whose performance has a material impact on our results;

•	Our ability to recruit and retain qualified local personnel to manage our operations and growth in certain developing markets;

•	Our ability to leverage promotional or operating successes in individual markets into other markets in a timely and cost-effective way; and

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The costs and operational risks associated with our increasing reliance on information technology (including our point-of-sale and other in-store technology systems or platforms), such as the need for increasing investments to upgrade and maintain our systems, the potential for system failures or programming errors and the impact on our margins as the use of cashless payments becomes more widespread.

Our results and financial condition are affected by global and local market conditions, which can adversely affect our sales, margins and net income.

Our results of operations are substantially affected not only by global economic conditions, but also by local operating and economic conditions, which can vary substantially by market. Unfavorable conditions can depress sales in a given market or daypart (e.g., breakfast). To mitigate the impact of these conditions, we may take promotional or other actions that adversely affect our margins, limit our operating flexibility or result in charges, restaurant closings or sales of Company-operated restaurants. Some macroeconomic conditions could have an even more wide-ranging and prolonged impact. The current environment has been characterized by weak economies, high unemployment, constrained credit and volatile financial markets. These conditions have significantly affected consumer confidence and spending. Moreover, the strength of the current recovery is uncertain in many of our most important markets, and growth in consumer spending generally lags improvement in the broader economy. The key factors that can affect our operations, plans and results in this environment are the following:

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Whether our strategies will permit us to compete effectively and make continued market share gains despite the uncertain economic outlook, while at the same time achieving sales and operating income within our targeted long-term average annual range of growth;

•	The effectiveness of our supply chain management, including hedging strategies, to assure reliable and sufficient product supply on favorable terms;

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The impact of changes in foreign exchange and interest rates and governmental actions to manage national economic conditions such as credit availability, consumer spending, unemployment levels, foreign exchange and inflation rates;

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The impact on our margins of labor costs given our labor-intensive business model, the long-term trend toward higher wages in both mature and developing markets and the potential impact of union organizing efforts on day-to-day operations of our restaurants;

•	Whether we are able to identify and develop restaurant sites consistent with our plans for net growth of Systemwide restaurants from year to year, and whether new sites are as profitable as expected;

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The challenges and uncertainties associated with operating in developing markets, such as China, Russia and India, which may entail a relatively higher risk of political instability, economic volatility, crime, corruption and social and ethnic unrest, all of which are exacerbated in many cases by a lack of an independent and experienced judiciary and uncertainties in how local law is applied and enforced, including in areas most relevant to commercial transactions and foreign investment; and

•	The nature and timing of decisions about underperforming markets or assets, including decisions that result in impairment charges that reduce our earnings.

Increasing regulatory complexity will continue to affect our operations and results in material ways.

Our legal and regulatory environment worldwide exposes us to complex compliance, litigation and similar risks that affect our operations and results in material ways. In many of our markets, including the United States and Europe, we are subject to increasing regulation, which has increased our cost of doing business. In developing markets, we face the risks associated with new and untested laws and judicial systems. Among the more important regulatory and litigation risks we face and must manage are the following:

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The cost, compliance and other risks associated with the often conflicting and highly prescriptive regulations we face, especially in the United States where inconsistent standards imposed by local, state and federal authorities can adversely affect popular perceptions of our business and increase our exposure to litigation or governmental investigations or proceedings, and the impact of new, potential or changing regulation that affects or restricts elements of our business, particularly those relating to marketing to children, nutritional content and product labeling and safety;

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The impact of nutritional, health and other scientific inquiries and conclusions, which constantly evolve and often have contradictory implications, but nonetheless drive popular opinion, litigation and regulation, including taxation, in ways that could be material to our business;

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The risks and costs of McDonald’s nutritional labeling and other disclosure practices, particularly given differences among applicable legal requirements and practices within the restaurant industry with respect to testing and disclosure, ordinary variations in food preparation among our own restaurants, and the need to rely on the accuracy and completeness of information obtained from third party suppliers;

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The risks and costs to us, our franchisees and our supply chain of increased focus by U.S. and overseas governmental authorities on environmental matters, such as climate change, the reduction of greenhouse gases and water consumption, including as a result of initiatives that effectively impose a tax on carbon emissions;

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The impact of litigation trends, particularly in our major markets, including class actions, labor and employment claims and landlord/tenant disputes; the relative level of our defense costs, which vary from period to period depending on the number, nature and procedural status of pending proceedings; and the cost and other effects of settlements or judgments, which may require us to make disclosures or take other actions that may affect perceptions of our Brand and products;

•	Adverse results of pending or future litigation, including litigation challenging the composition of our products, or the appropriateness or accuracy of our marketing or other communication practices;

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The increasing costs and other effects of compliance with U.S. and overseas regulations affecting our workforce and labor practices, including regulations relating to wage and hour practices, immigration, mandatory healthcare benefits and unlawful workplace discrimination;

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The impact of the current economic conditions on unemployment levels and consumer confidence and the effect of initiatives to stimulate economic recovery and to further regulate financial markets (including through changes in taxation) on the cost and availability of funding for the Company and its franchisees, inflation and foreign exchange rates;

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Disruptions in our operations or price volatility in a market that can result from governmental actions, such as price, foreign exchange or import-export controls, increased tariffs or government-mandated closure of our or our vendors’ operations, and the cost and disruption of responding to governmental investigations or proceedings, whether or not they have merit;

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The legal and compliance risks associated with information technology, such as the costs of compliance with privacy, consumer protection and other laws, the potential costs associated with alleged security breaches (including the loss of consumer confidence that may result) and potential challenges to the associated intellectual property rights; and

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The impact of changes in financial reporting requirements, accounting principles or practices, including with respect to our critical accounting estimates, changes in tax accounting or tax laws (or authoritative interpretations relating to any of these matters), and the impact of settlements of pending or any future adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with our tax audits, all of which will depend on their timing, nature and scope.

The trading volatility and price of our common stock may be affected by many factors.

Many factors affect the volatility and price of our common stock in addition to our operating results and prospects. The most important of these, some of which are outside our control, are the following:

•	The current uncertain global economic conditions and market volatility;

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Governmental action or inaction in light of key indicators of economic activity or events that can significantly influence financial markets, particularly in the United States which is the principal trading market for our common stock, and media reports and commentary about economic or other matters, even when the matter in question does not directly relate to our business;

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Changes in financial or tax reporting and accounting principles or practices that materially affect our reported financial condition and results and investor perceptions of our performance, as well as changes in tax law that affect the income tax consequences to investors in our common stock;

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Trading activity in our common stock or trading activity in derivative instruments with respect to our common stock or debt securities, which can reflect market commentary (including commentary that may be unreliable or incomplete in some cases) or expectations about our business, our creditworthiness or investor confidence generally; actions by shareholders and others seeking to influence our business strategies; portfolio transactions in our stock by significant shareholders; or trading activity that results from the ordinary course rebalancing of stock indices in which McDonald’s may be included, such as the S&P 500 Index and the Dow Jones Industrial Average;

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The impact of our stock repurchase program, dividend rate or changes in our debt levels on our credit ratings, interest expense, ability to obtain funding on favorable terms or our operating or financial flexibility, especially if lenders impose new operating or financial covenants; and

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The impact on our results of other corporate actions, such as those we may take from time to time as part of our continuous review of our corporate structure in light of business, legal and tax considerations.

Our results can be adversely affected by disruptions or events, such as the impact of severe weather conditions and natural disasters.

Severe weather conditions, natural disasters, terrorist activities, health epidemics or pandemics, or expectations about them, can have an adverse impact on consumer spending and confidence levels or on other factors that affect our results and prospects, such as commodity costs. Our receipt of proceeds under any insurance we maintain with respect to certain of these risks may be delayed or the proceeds may be insufficient to offset our losses fully.